U.S. SECURITIES AND EXCHANGE
 COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

 Date of Report (Date of earliest event reported): August 11, 2015

Concierge Technologies, Inc.
 (Exact name of registrant as specified in its charter)

Nevada	333-38838	95-4442384
(state of incorporation)	(Commission File Number)	(IRS Employer I.D. Number)

29115 Valley Center Rd., K-206
Valley Center, CA 92082
(866) 800-2978
(Address and telephone number of registrant's principal executive offices and principal place of business)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.          Completion of Acquisition or Disposition of Assets

On August 11, 2015, Concierge Technologies, Inc. (the “Company”), a Nevada corporation, closed that certain Agreement for Sale and Purchase of Shares (the “Share Purchase Agreement”) entered into on July 29, 2015 by and among the Company, Gourmet Foods Limited (“Gourmet Foods”) and the shareholders of Gourmet Foods whereby the Company agreed to purchase 100% of the shares of Gourmet Foods from the shareholders of Gourmet Foods in exchange for $2,566,478 NZD.

Entry into the Share Purchase Agreement was disclosed on the Company’s Current Report on Form 8-K filed on August 4, 2015 and the foregoing description of the Share Purchase Agreement is qualified in its entirety by reference to Exhibit 2.1 of the Current Report on Form 8-K filed on August 4, 2015 and incorporated herein by reference.

The terms of the Share Purchase Agreement are subject to post-closing adjustments based on accounting and inventory audits of the Businesses as set forth in the Share Purchase Agreement. At the time of completion there were adjustments of NZ$20,029 downwards for inventory originally estimated to be $400,000 and NZ$75,456 upwards to account for additional assets purchased from the original estimate of NZ$1,711,050. The net result was a purchase price increase of NZ$55,428.

Item 8.01.          Other Events.

On August 14, 2015, the Company issued a press release announcing the closing of the Gourmet Foods Ltd. acquisition.  The press release is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01           Financial Statements and Exhibits

(a) Financial statements of businesses acquired.

The required audited financial statements of Gourmet Foods Ltd. will be filed by amendment to this Item 9.01(a) within 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(b) Pro forma financial information.

The required pro forma condensed financial information with respect to the combined company will be filed by amendment to this Item 9.01(b) within 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Concierge Technologies, Inc., dated August 14, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 14, 2015	CONCIERGE TECHNOLOGIES, INC.

	By:	/s/ David Neibert
David Neibert, Chief Financial Officer